Exhibit 10.2

GENERAL WAIVER AND RELEASE AGREEMENT
PLEASE READ CAREFULLY

This General Waiver and Release Agreement (the “Agreement”) is made effective as of January 23, 2020 (the “Effective Date”) by and between F. Justin Strickland (the “Executive”) and Southern First Bank, a South Carolina state bank, together with Southern First Bancshares, Inc., any and all affiliated or related entities including, parent companies, subsidiaries, or divisions, and the shareholders, members, directors, officers, employees, insurers and agents thereof (collectively referred to herein as the “Company”).

THE PARTIES acknowledge the following:

WHEREAS, Executive was employed by the Company until January 21, 2020 (the “Termination Date”), when his employment was terminated by the Executive pursuant to Section 13(a)(vi) of Executive’s Amended and Restated Employment Agreement dated September 30, 2013, as amended on January 31, 2019 (the “Employment Agreement”);

WHEREAS, in connection with this Agreement, Executive and Company are entering into a consulting agreement (the “Consulting Agreement”);

WHEREAS, Executive acknowledges that the Company would not have entered into the Consulting Agreement but for Executive entering into this Release; and

WHEREAS, Executive desires to enter into this Agreement, and the Company desires to enters into this Agreement.

THEREFORE, in consideration of the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

1. Definitions. Unless the context plainly requires otherwise, the term “Executive” includes F. Justin Strickland, his respective agents, investigators, attorneys, spouse, relatives, heirs, executors, administrators, successors, and assigns. The term “Company” includes Southern First Bank, as well as its parent company, Southern First Bancshares, Inc., as well as their past, present, and future officers, directors, administrators, shareholders, owner, members, employees, agents, successors, subsidiaries, parents, assigns, representatives, attorneys, related or affiliated companies, insureds, and insurers.

2. Consulting Agreement. In consideration for Executive’s promises as set forth herein, the Company and Executive shall enter into that certain Consulting Agreement. The Company shall also pay Executive an additional sum in the gross amount of $30,000, less applicable withholdings and deductions, representing Executive’s 2019 annual bonus (the “Bonus Payment”). The Bonus Payment shall be paid in lump sum pursuant to the Company’s established payroll procedures no later than thirty days following the Effective Date, provided Executive has timely executed and not revoked this Agreement. The Bonus Payment may not be accelerated or deferred in any regard.

3. Prior Wages, Salary, and Expenses. Other than the Bonus Payment and the Executive’s rights under his salary continuation agreement referenced in Section 4 below, Executive acknowledges receipt of payment for all wages, salary, benefits, and expenses due to Executive.

4. Release. Executive hereby releases, acquits, and forever discharges the Company, its parent companies, subsidiaries, divisions, affiliates and controlling persons (if any), their officers, directors, board members, shareholders, members, employees, representatives, attorneys, personal representatives, affiliated or unaffiliated benefit plans, third-party administrators, any and all of their successors and assigns, and all persons acting by, through, under, or in concert with any of them from any and all actions, causes of action, claims, demands, losses, claims for attorneys’ fees, and all other forms of civil damages, occurrences, and liabilities of any kind whatsoever, both known or unknown, arising out of any matter, happening, or thing, from the beginning of time to the date of this Agreement is signed by Executive, specifically including, but not limited to, any and all liability arising from, including amendments to and anti-retaliation provisions deriving from, the following:

●	Local, state, or federal common law, statute, regulation, or ordinance;
●	Title VII of the Civil Rights Act of 1964;
●	Section 1981 of the Civil Rights Act of 1866;
●	the Age Discrimination in Employment Act of 1967;
●	the Americans with Disabilities Act of 1990;
●	the Family and Medical Leave Act;
●	the Employee Retirement Income Security Act of 1974;
●	the Health Insurance Portability and Accountability Act;
●	the Occupational and Safety Health Act;
●	the Uniformed Services Employment and Re-employment Act of 1994;
●	Executive Orders 11246 and 11141;
●	the Worker Adjustment and Retraining Notification Act;
●	the Rehabilitation Act of 1973;
●	the Medicare, Medicaid and SCHIP Extension Act of 2007;
●	state workers’ compensation laws;
●	state non-discrimination and/or human affairs laws;
●	state payment of wages laws, acts or regulations;
●	the Equal Pay Act; or
●	Executive’s employment relationship and/or affiliation with Company.

This release also includes a release of any claims for wrongful termination, breach of express or implied contract, intentional or negligent infliction of emotional distress, libel slander, as well as any other claims, whether in tort, contract or equity, under federal or state statutory or common law. Notwithstanding this Agreement, Executive shall remain eligible for salary continuation pursuant to Section 2.2 of Executive’s October 10, 2008, Salary Continuation Agreement (the “Salary Continuation Agreement”). Executive’s continuing eligibility for this salary continuation shall be governed solely by the terms of the Salary Continuation Agreement, and nothing contained in this Agreement is intended to alter or effect the terms of the Salary Continuation Agreement or Executive’s rights and responsibilities thereunder.

Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”), Executive admits that he has received from Company all rights and benefits, if any, potentially due to him pursuant to the FLSA. Executive states that he is aware of no facts (including any injuries or illnesses) which might lead to his filing of a workers’ compensation claim against Company. It is the parties’ intent to release all claims which can legally be released but no more than that.

Executive further stipulates, such stipulation being expressly understood by Executive as material to this Agreement, that he has not engaged in, nor is he aware of, any misconduct or wrongdoing on the part of the Company of any kind or any regard. Executive’s stipulation in this regard is material to the Company’s willingness to enter into this Agreement and provide Executive the benefits provided hereunder.

5. Covenant Not to Sue. Executive represents that he has no claims pending or filed with any local, state or federal agency (including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, and any comparable state or local administrative agency) or court against the Company as of the date this Agreement was signed by Executive. Executive further agrees that he will not file or participate in any lawsuit against the Company arising out of or in connection with the employment relationship previously existing between them or the termination of that relationship other than one based upon the Company’s alleged violation of this Agreement. The foregoing shall be construed as a covenant not to sue. This Agreement may be introduced as evidence at any legal proceeding as a complete defense to any claims existing as of the date of this Agreement ever asserted by Executive against the Company.

6. Discrimination Charges; ADEA Challenges to this Agreement. Nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Executive’s otherwise lawful ability to bring an administrative charge with, to participate in an investigation conducted by, or to participate in a proceeding involving the U.S. Equal Employment Opportunity Commission or other comparable state or local administrative agency. However, Executive specifically agrees that the consideration provided to him in this Agreement represents full and complete satisfaction of any monetary relief or award that could be sought or awarded to Executive in any administrative action (including any proceedings before the U.S. Equal Employment Opportunity Commission or any comparable state or local agency) arising from events related to his employment with the Company or the termination thereof. Additionally, nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Executive’s ability to challenge this Agreement’s compliance with notice and other requirements of the Age Discrimination in Employment Act (“ADEA”).

7. No Prior Assignment. Executive further warrants and covenants, recognizing that the truth of this warranty and covenant is material to the above consideration having passed, that he has not assigned, transferred or conveyed at any time to any individual or entity any alleged rights, claims or causes of action against the Company.

8. Re-Affirmation of Restrictive Covenants. As a material condition of this Agreement, without which the Company would not enter into this Agreement nor provide the benefits to Executive as set forth herein, Executive hereby re-affirms his commitment to honor the restrictive covenants set forth in Sections 8 through 12 of Executive’s Employment Agreement and Section 2.2 of his Salary Continuation Agreement. Executive further represents and warrants that he has fully complied with each of the above-specified provisions at all times, and acknowledges the validity and reasonableness of each of his promises set forth therein.

9. Return of Company Property. Executive stipulates that on or before the Effective Date, (i) he has returned to the Company all of the Company’s property, including, but not limited to, mobile phone, personal digital assistant (PDA), keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), rolodexes, tapes, laptop computer, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company, (ii) that he has not retained any copies of the Company’s property, including any copies existing or stored in any electronic form or format, which reflect any Work Product, Trade Secrets or Confidential Information (as such terms are defined in Sections 8 and 9 of the Employment Agreement), and (iii) that he has not disclosed or transferred any such Company property to any third party.

10. Non-Disparagement. Executive agrees and covenants that he will not in any way (directly or indirectly) do or say anything at any time which disparages or derogates the Company, its business interests or reputation, or any of its individual owners, directors, officers, employees, or agents.

11. Performance. The Company’s obligation to perform under this Agreement is conditioned upon Executive’s agreements and promises to the Company as set forth herein, including Executive’s reaffirmation of and compliance with each of the covenants specified and re-affirmed by Executive in Section 8 above. In the event of an actual or threatened breach by Executive of any such agreement or promise, the Company’s obligations to perform under this Agreement shall automatically terminate and the Company shall have no further such obligations to Executive. Further, Executive acknowledges and agrees that for purposes of determining whether the Company is entitled to the relief set forth in this Section 11, the controlling issue shall be Executive’s breach or threatened breach of the subject provision, with the enforceability of said provision via injunctive relief treated as a separate issue. Executive further acknowledges and agrees that any argument by Executive that any restrictive covenants re-affirmed in Section 8 of this Agreement is invalid or unenforceable due to the scope or duration of said restriction shall itself constitute a breach of this Agreement excusing the Company from performance as set forth hereinabove.

12. No Admission of Liability. Nothing in this Agreement (or the Agreement itself) shall operate or be interpreted as an admission of liability as to any of the claims, charges, actions and lawsuits released hereby. The Company, and each of its individual directors, officers, employees, agents and insurers, and their successors, individually and collectively, expressly deny any such liability.

13. Final and Binding/Entire Agreement. This Agreement, the Consulting Agreement, and the Salary Continuation Agreement set forth the entire agreement between the parties. This Agreement intended to be final and binding upon the parties. Except as set forth herein, it fully supersedes any and all prior agreements or understandings on the subjects addressed herein, including the Employment Agreement, and may only be amended by a written document signed by the parties or their duly authorized representatives which specifically states that it was intended as an amendment.

14. Notice. Any notice required or permitted to be given under this Agreement must be in writing and must be given in person or be sent by registered or certified mail to:

a. The Executive at his personal residence on file with the Company’s human resources records; and

b. The Company at its principal place of business, 100 Verdae Boulevard, Suite 100, Greenville, SC 29607 (Attn: Art Seaver), with a copy to Nelson Mullins Riley & Scarborough LLP, 2 West Washington Street, Suite 400, Greenville, SC, 29601 (Attn: Ben Barnhill).

15. Controlling Law. This Agreement will be interpreted and enforced according to the laws of the State of South Carolina and, where applicable, federal law.

16. Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the Agreement shall remain in full force and effect and shall be in no way affected, impaired or invalidated.

17. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

18. Acknowledgements. Executive acknowledges that it is the mutual intent of the Parties that the full release contained in this Agreement fully complies with the ADEA and the Older Workers Benefit Protection Act (“OWBPA”). Accordingly, this Agreement requires, and Executive acknowledges and agrees that: 1) the consideration provided to Executive under this Agreement exceeds the nature and scope of any consideration to which Executive would otherwise have been legally entitled to receive absent execution of this Agreement; 2) execution of this Agreement and the full release herein, which specifically includes a waiver of any claims of age discrimination under the ADEA, is Executive’s knowing and voluntary act; 3) Executive is hereby advised to consult with an attorney prior to executing this Agreement; 4) Executive has reviewed the Consulting Agreement; 5) Executive has twenty-one (21) calendar days within which to consider this Agreement and his signature on this Agreement prior to the expiration of this twenty-one (21) day period (should Executive choose not to take the full period offered) constitutes an irrevocable waiver of said period or its remainder; 6) in the event Executive signs this Agreement, Executive has another seven (7) calendar days to revoke it by delivering a written notice of revocation to the addressee identified in the Notice provision above, and this Agreement does not become effective until the expiration of this seven (7) day period; 7) Executive has read and fully understands the terms of this Agreement; and 8) nothing contained in this Agreement purports to release any of Executive’s rights or claims under the ADEA that may arise from acts occurring after the date of the execution of this Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS AGREEMENT AND THAT THE COMPANY ADVISED YOU IN WRITING TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. YOU PROMISE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THE SAME KNOWINGLY AND VOLUNTARILY.

YOU HAVE BEEN PROVIDED AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS INCLUDING BUT NOT LIMITED TO THOSE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE COMPANY, IN ACCORDANCE WITH THE NOTICE PROVISIONS SET FORTH ABOVE, PRIOR TO THE END OF THE REVOCATION PERIOD.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date set forth above:

SOUTHERN FIRST BANK		F. JUSTIN STRICKLAND

By:	/s/ Michael D. Dowling	/s/ F. Justin Strickland
Executive Signature

Date:	January 21, 2020	Date:	January 21, 2020

WITNESS:		WITNESS:

Company Witness		Executive Witness

Date:		Date: